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                                                                   EXHIBIT 8(d)


                             AMENDMENT TO AGREEMENT


THIS AMENDMENT made as of the ___ day of ______, 1998 to amend portions of the Fund Participation Agreement entered into by Van Eck Worldwide Insurance Trust and the Trust's investment adviser, Van Eck Associates Corporation, and IL Annuity and Insurance Company on September 5, 1995 for the purpose of adding Bankers Life Insurance Company of New York, a New York corporation, as a party to the agreement.

1.    The initial paragraph is amended follows:

      a. The phrase "Insurance Company" used to represent IL Annuity and Insurance Company in the first sentence is replaced by "ILA."

      b.    The following sentences are added to the section:

            As amended the ___ day of June, 1998, Bankers Life Insurance Company of New York ("BLNY"), Van Eck Worldwide Insurance Trust ("Trust"), and the Trust's investment adviser, Van Eck Associates Corporation ("Adviser") hereby agree that shares of the series of the Trust as listed on Exhibit A, as it may from time to time be amended ("Portfolios"), shall be made available to serve as an underlying investment medium for Individual Deferred Variable Annuity Contracts ("Contracts") to be offered by subject to the following provisions. "The Company" shall be used hereinafter to refer to both ILA and BLNY, individually.

2.    Section 1. is amended to read as follows:

      a. References to "The Insurance Company" in the first and second sentences of the section are replaced by "ILA."

      b. The words "Variable Account" throughout the section are replaced by "ILA Separate Account."

      c.    The following sentences are added to the section:

            BLNY represents that it has established Bankers Life Insurance Company of New York Separate Account I ("BLNY Separate Account") as a separate account under New York law, and has registered it as a unit investment trust under the Investment Company Act of 1940 ("1940 Act") to serve as an investment vehicle for the Contracts. The Contracts provide for the allocation of net amounts received by BLNY to separate series of the BLNY Separate Account for investment in the shares of specified investment companies selected among those companies available through the BLNY Separate Account to act as underlying investment media. Selection of a particular investment company is made by the Contract owner who may change such selection from time to time in accordance



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            with the terms of the applicable Contract.


      IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement to Amend of the date and year first above written.

                                    VAN ECK WORLDWIDE INSURANCE TRUST

                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:

                                    VAN ECK ASSOCIATES CORPORATION

                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:

                                    BANKERS LIFE INSURANCE COMPANY OF
                                    NEW YORK

                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:


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